                                   AYP CAPITAL
                         CONSOLIDATED STATEMENT OF INCOME
                    FOR TWELVE MONTHS ENDED SEPTEMBER 30, 1997



                                                        QTR          YTD        12MOS

    ELECTRIC OPERATING REVENUES                  28,334,752   52,872,630   54,954,359

    OPERATING EXPENSES:
       Operation:
         Fuel                                     5,915,550   17,796,907   18,524,406
        Purchased Power & Exchange               17,129,328   22,739,647   24,074,231
         Other                                    1,867,252    3,678,912    4,805,522
       Transmission & Distribution                1,082,251    2,868,850    3,127,170
       Cust. Accts & Services                     1,581,474    1,750,813    1,837,988
       Administrative & General                   1,780,473    4,611,159    5,470,634
    Total Operation & Maintenance                29,356,328   53,446,288   57,839,951

       Depreciation                               2,305,433    4,948,966    4,960,239
       Taxes other than income taxes              1,290,542    3,741,772    4,507,334
       Federal and state income taxes            (2,834,992)  (6,826,539)  (8,754,118)
                  Total Operating Expenses       30,117,310   55,310,488   58,553,406
                  Operating Income               (1,782,558)  (2,437,858)  (3,599,047)

    OTHER INCOME AND DEDUCTIONS:
       Other income, net                            144,031      335,128      511,358
                 Total Other Income and Deductio    144,031      335,128      511,358
                 Income Before Interest Charges and
                   Preferred Dividends           (1,638,527)  (2,102,730)  (3,087,689)

    INTEREST CHARGES AND PREFERRED DIVIDENDS:
       Interest on other long-term obligations    2,772,267    8,226,400   10,064,533
       Other interest                                (2,737)      19,130       19,145
                Total Interest Charges and
                    Preferred Dividends           2,769,530    8,245,530   10,083,679


    Consolidated Net Income                      (4,408,056) (10,348,260) (13,171,368)



                                   Unaudited